EXHIBIT 99.1

SMTC Announces Management Change

TORONTO, Jan. 23, 2017 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX), a global electronics manufacturing services provider, today announced the resignation of Sushil Dhiman as President and Chief Executive Officer of SMTC Corporation and as a member of SMTC’s Board of Directors, effective February 17, 2017. SMTC’s Board of Directors is currently in the process of conducting a search for a new Chief Executive Officer.

Clarke H. Bailey, Chairman of the Board, commented, “We thank Sushil for his contributions to SMTC, and wish him well in his future endeavors.” Mr. Bailey continued, “SMTC’s Board of Directors is working diligently in conducting a search for a new Chief Executive Officer.”

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC manufacturing facilities span a broad footprint in the United States, China and Mexico. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

Investor Relations Information:
Blair McInnis
Corporate Controller
Telephone: (905) 413.1222
Email: blair.mcinnis@smtc.com

Public Relations Information:
Tom Reilly
Director of Marketing
Telephone: (905) 413.1188
Email: publicrelations@smtc.com